Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

HUHUTECH International Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary shares, US$0.0001 par value per share	Rule 457(c) and (h)	1,725,000	$5.77	$9,953,250	$0.00015310	$1523.85
Total Offering Amounts					$9,953,250		1523.85
Total Fee Offsets							-
Net Fee Due							$1523.85

(1)	This Registration Statement on Form S-8 covers additional Class A ordinary shares, US$0.0001 par value per Class A ordinary share of Springview Holdings Ltd (“Registrant”) issuable pursuant to the 2024 Equity Incentive Plan of Springview Holdings Ltd (as amended and restated, the “2024 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2024 Equity Incentive Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$5.77 per Class A ordinary share, the average of the high and low prices for the Registrant’s Class A ordinary share as quoted on the Nasdaq Capital Market on December 19, 2024.